                                                                  EXHIBIT 99.1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Focal, Inc.

    We have audited the accompanying balance sheets of Focal, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Focal, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the financial statements, in 2000 the Company changed its method of accounting for revenue recognition.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring losses and has a net capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

Boston, Massachusetts
January 31, 2001

                                  FOCAL, INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,746,897   $  3,672,672
  Marketable securities.....................................     4,715,842        201,318
  Accrued interest receivable...............................        76,770         10,111
  Accounts receivable.......................................        52,579        395,407
  Inventories, net..........................................     1,573,934      1,982,020
  Prepaid expenses and other assets.........................       428,112        408,780
                                                              ------------   ------------
Total current assets........................................    15,594,134      6,670,308
Notes receivable from related parties.......................       271,753        247,736
Property, plant & equipment.................................     8,241,952      8,378,465
Less: accumulated depreciation and amortization.............     5,370,919      6,259,839
                                                              ------------   ------------
Property, plant & equipment, net............................     2,871,034      2,118,626
Other assets................................................        14,025             --
                                                              ------------   ------------
Total assets................................................  $ 18,750,946   $  9,036,670
                                                              ============   ============

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    729,534   $    738,278
  Accrued liabilities.......................................     2,613,875      2,201,257
  Current portion of capital lease obligations..............       926,041        688,828
  Current portion of deferred revenue.......................            --        933,877
                                                              ------------   ------------
Total current liabilities...................................     4,269,450      4,562,240
  Capital lease obligations.................................     1,333,090        650,528
  Deferred revenue..........................................            --      4,000,000
                                                              ------------   ------------
Total long term liabilities.................................     1,333,090      4,650,528
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized; none issued and outstanding.................            --             --
  Common stock, $.01 par value; 50,000,000 shares
    authorized; 14,234,208 and 14,935,735 shares issued and
    outstanding at December 31, 1999 and 2000,
    respectively............................................       142,342        149,357
  Additional paid-in capital................................    90,178,169     95,366,165
  Notes receivable from related parties.....................      (828,131)      (447,743)
  Deferred compensation.....................................      (183,713)            --
  Accumulated other comprehensive income....................         8,337          1,319
  Accumulated deficit.......................................   (76,168,598)   (95,245,196)
                                                              ------------   ------------
Total stockholders' equity..................................    13,148,406       (176,098)
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $ 18,750,946   $  9,036,670
                                                              ============   ============

                            See accompanying notes.

                                  FOCAL, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
STATEMENTS OF OPERATIONS:
Revenues:
  Collaborative research revenues...................  $  5,113,953   $  1,772,617   $    874,375
  Product revenues..................................     3,071,490      1,422,919      1,720,568
                                                      ------------   ------------   ------------
    Total revenues..................................     8,185,443      3,195,536      2,594,943
Costs and Expenses:
  Cost of product revenues..........................     3,739,807      2,373,383      2,842,023
  Research and development..........................    15,590,647     14,453,371      8,112,363
  Sales, general and administrative.................     3,815,432      3,918,917      5,999,650
                                                      ------------   ------------   ------------
    Total costs and expenses........................    23,145,886     20,745,671     16,954,036
Insurance recovery..................................            --             --        475,408
Interest income and other income....................     1,765,420        908,460        704,689
Interest expense....................................      (212,323)      (199,563)      (297,602)
Loss before cumulative effect of change in
  accounting principle..............................   (13,407,346)   (16,841,238)   (13,476,598)
                                                      ------------   ------------   ------------
Cumulative effect of change in accounting
  principle.........................................            --             --     (5,600,000)
                                                      ------------   ------------   ------------
Net loss............................................  $(13,407,346)  $(16,841,238)  $(19,076,598)
                                                      ============   ============   ============
AMOUNTS PER COMMON SHARE:
Loss before cumulative effect of change in
  accounting principle..............................  $      (1.01)  $      (1.24)  $      (0.92)
Cumulative effect of change in accounting principle
  regarding revenue recognition.....................            --             --          (0.38)
                                                      ------------   ------------   ------------
Net loss per share, basic and diluted...............  $      (1.01)  $      (1.24)  $      (1.30)
                                                      ============   ============   ============
Weighted average shares, basic and diluted..........    13,291,182     13,551,856     14,707,345
                                                      ============   ============   ============
PRO FORMA AMOUNTS ASSUMING THE CHANGE IN ACCOUNTING
  PRINCIPLE IS APPLIED RETROACTIVELY:

Net loss............................................  $(13,626,013)  $(13,355,904)  $(13,476,598)
Net loss per share, basic and diluted...............  $      (1.03)  $      (0.99)  $      (0.92)

                             See accompanying notes

                                  FOCAL, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                 NOTES
                                       CONVERTIBLE                                                            RECEIVABLE
                                     PREFERRED STOCK         COMMON STOCK        ADDITIONAL                      FROM
                                   -------------------   ---------------------     PAID-IN     ACCUMULATED      RELATED
                                    SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT        PARTIES
                                   --------   --------   ----------   --------   -----------   ------------   -----------
Balances at December 31, 1997....     --          --     12,868,570   $128,686   $80,777,780   $(45,920,014)  $(1,688,057)
Net proceeds from over-allotment
  option.........................     --          --        375,000      3,750     3,545,750            --             --
Exercise of stock options and
  warrants.......................     --          --         92,578        926       118,539            --             --
Adjustment for repurchase and
  retirement of stock............     --          --        (24,884)      (249)      (29,675)           --         29,923
Principle loan repayments........     --          --             --         --            --            --        215,001
Shares issued under employee
  stock purchase plan............     --          --         56,503        565       472,392            --             --
Amortization of deferred
  compensation...................     --          --             --         --            --            --             --
Comprehensive income:
    Unrealized gain on marketable
      securities.................     --          --             --         --            --            --             --
    Net loss.....................     --          --             --         --            --   (13,407,346)            --
    Total comprehensive income...     --          --             --         --            --            --             --
                                     ---        ----     ----------   --------   -----------   ------------   -----------
Balances at December 31, 1998....     --        $ --     13,367,767   $133,678   $84,884,786   $(59,327,360)  $(1,443,133)
                                     ---        ----     ----------   --------   -----------   ------------   -----------

Net proceeds from equity
  financing......................     --          --        810,372      8,104     4,934,566            --             --
Exercise of stock options and
  warrants.......................     --          --         68,586        685       188,828            --             --
Adjustment for repurchase and
  retirement of stock............     --          --        (54,515)      (545)      (65,009)           --         65,554
Principle loan repayments........     --          --             --         --            --            --        549,448
Shares issued under employee
  stock purchase plan............     --          --         41,998        420       198,748            --             --
Deferred compensation............     --          --             --         --        36,250            --             --
Amortization of deferred
  compensation...................     --          --             --         --            --            --             --
Comprehensive income:
    Unrealized gain on marketable
      securities.................     --          --             --         --            --            --             --
    Net loss.....................     --          --             --         --            --   (16,841,238)            --
    Total comprehensive income...
Balances at December 31, 1999....     --        $ --     14,234,208   $142,342   $90,178,169   $(76,168,598)  $  (828,131)
                                     ---        ----     ----------   --------   -----------   ------------   -----------

Net proceeds from equity
  financing......................     --          --        614,250      6,142     4,993,853            --             --
Exercise of stock options and
  warrants.......................     --          --         39,276        393       111,904            --             --
Adjustment for repurchase and
  retirement of stock............     --          --         (3,526)       (35)       (4,205)           --             --
Principle loan repayments........     --          --             --         --            --            --        380,388
Shares issued under employee
  stock purchase plan............     --          --         51,527        515        86,444            --             --
Deferred compensation............     --          --             --         --            --            --             --
Amortization of deferred
  compensation...................     --          --             --         --            --            --             --
Comprehensive income:............     --          --             --         --            --            --             --
    Unrealized gain on marketable
      securities.................     --          --             --         --            --            --             --
    Net loss.....................     --          --             --         --            --   (19,076,598)            --
    Total comprehensive income...     --          --             --         --            --            --             --
                                     ---        ----     ----------   --------   -----------   ------------   -----------
Balances at December 31, 2000....     --        $ --     14,935,735   $149,357   $95,366,165   $(95,245,196)  $  (447,743)
                                     ===        ====     ==========   ========   ===========   ============   ===========


                                                    ACCUMULATED
                                                       OTHER            TOTAL
                                     DEFERRED      COMPREHENSIVE    STOCKHOLDERS'
                                   COMPENSATION        INCOME          EQUITY
                                   -------------   --------------   -------------
Balances at December 31, 1997....    $(768,865)       $(17,358)     $ 32,512,172
Net proceeds from over-allotment
  option.........................           --              --         3,549,500
Exercise of stock options and
  warrants.......................           --              --           119,464
Adjustment for repurchase and
  retirement of stock............           --              --                --
Principle loan repayments........           --              --           215,001
Shares issued under employee
  stock purchase plan............           --              --           472,957
Amortization of deferred
  compensation...................      304,659              --           304,659
Comprehensive income:
    Unrealized gain on marketable
      securities.................           --           9,140             9,140
    Net loss.....................           --              --       (13,407,346)
    Total comprehensive income...           --              --       (13,398,206)
                                     ---------        --------      ------------
Balances at December 31, 1998....    $(464,206)       $ (8,218)     $ 23,775,547
                                     ---------        --------      ------------
Net proceeds from equity
  financing......................           --              --         4,942,670
Exercise of stock options and
  warrants.......................           --              --           189,513
Adjustment for repurchase and
  retirement of stock............           --              --                --
Principle loan repayments........           --              --           549,448
Shares issued under employee
  stock purchase plan............           --              --           199,168
Deferred compensation............      (36,250)             --                --
Amortization of deferred
  compensation...................      316,743              --           316,743
Comprehensive income:
    Unrealized gain on marketable
      securities.................           --          16,555            16,555
    Net loss.....................           --              --       (16,841,238)
    Total comprehensive income...                                    (16,824,683)
                                                                    ------------
Balances at December 31, 1999....    $(183,713)       $  8,337      $ 13,148,406
                                     ---------        --------      ------------
Net proceeds from equity
  financing......................           --              --         4,999,995
Exercise of stock options and
  warrants.......................           --              --           112,297
Adjustment for repurchase and
  retirement of stock............           --              --            (4,240)
Principle loan repayments........           --              --           380,388
Shares issued under employee
  stock purchase plan............           --              --            86,959
Deferred compensation............           --              --                --
Amortization of deferred
  compensation...................      183,713              --           183,713
Comprehensive income:............           --              --                --
    Unrealized gain on marketable
      securities.................           --          (7,018)           (7,018)
    Net loss.....................           --              --       (19,076,598)
    Total comprehensive income...           --              --       (19,083,616)
                                     ---------        --------      ------------
Balances at December 31, 2000....    $      --        $  1,319      $   (176,098)
                                     =========        ========      ============

                            See accompanying notes.

                                  FOCAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  1998           1999           2000
                                                              ------------   ------------   ------------
OPERATING ACTIVITIES
Net loss....................................................  $(13,407,346)  $(16,841,238)  $(19,076,598)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     1,158,452        954,490      1,050,771
  Amortization of deferred compensation.....................       304,659        316,743        183,713
  Cumulative effect of change in accounting principle.......                                   4,800,000
  Write-down of notes receivable............................                                     160,414
  Interest income accrued on notes receivable from related
    parties.................................................      (103,280)       (64,111)            --
  (Gain)/loss on disposal of equipment, furniture and
    fixtures................................................            --            828        (43,251)
  Increase (decrease) in operating assets and liabilities:
Accounts receivable, accrued interest receivable and prepaid
  expenses and other assets.................................     1,430,927        577,805       (256,837)
    Inventories.............................................      (370,028)      (636,917)      (408,086)
    Accounts payable, accrued liabilities...................      (373,863)    (1,064,535)      (403,874)
    Deferred revenue........................................                                     133,877
    Other assets............................................          (672)          (657)        14,025
    Notes receivable from related parties...................       164,318         74,800         24,018
                                                              ------------   ------------   ------------
Net cash used in operating activities.......................   (11,093,553)   (16,618,681)   (13,821,828)
                                                              ------------   ------------   ------------
INVESTING ACTIVITIES
Sale and maturity of marketable securities..................    17,370,386     19,904,941      5,224,995
Purchase of marketable securities...........................   (27,762,163)    (7,774,937)      (710,471)
Purchase of property and equipment..........................    (1,130,337)    (1,143,954)      (262,129)
                                                              ------------   ------------   ------------
Net cash provided by (used in) investing activities.........   (11,522,114)    10,986,050      4,252,395
                                                              ------------   ------------   ------------
FINANCING ACTIVITIES
Proceeds from equity financings, net of issuance costs......     3,549,500      4,942,670      4,999,995
Proceeds from exercise of stock options.....................       119,464        189,512        108,057
Proceeds from issuance of common stock under the employee
  stock purchase plan.......................................       472,957        199,168         86,959
Principal payments on notes receivable......................       215,001        549,449        219,972
Proceeds from lease financing...............................     1,077,336      1,066,426         31,085
Principal payments on capital lease obligations.............    (1,112,432)    (1,084,633)      (950,860)
                                                              ------------   ------------   ------------
Net cash provided by financing activities...................     4,321,826      5,862,592      4,495,208
                                                              ------------   ------------   ------------
Net increase (decrease) in cash and cash equivalents........   (18,293,841)       229,961     (5,074,225)

Cash and cash equivalents at beginning of year..............    26,810,777      8,516,936      8,746,897
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year....................  $  8,516,936   $  8,746,897   $  3,672,672
                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid...........................................  $    212,323   $    199,563   $    297,602

                            See accompanying notes.

                                  FOCAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Focal, Inc. (the "Company") develops, manufactures and commercializes synthetic, absorbable surgical sealants based on the Company's proprietary polymer technology. The Company's family of FOCALSEAL surgical sealant products is currently being developed for use inside the body to seal air and fluid leaks resulting from lung, neurological, cardiovascular and gastrointestinal surgery.

LIQUIDITY AND MANAGEMENT'S PLANS

    The Company has incurred recurring losses and has a net capital deficiency at December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

    Focal will require substantial additional capital resources to fund continuing operations through the end of 2001 and beyond. The Company believes there may be a number of alternatives available to meet the continuing capital requirements of its operations, such as collaborative agreements and public or private financings. There can be no assurance that any of these alternatives will be available on terms acceptable to the Company, or at all. If adequate funds are not available, the Company will be required to significantly curtail its operations and may have to sell or license out significant portions of the Company's technology or potential products or discontinue operations.

    The 2000 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

    Cash and cash equivalents include cash accounts and funds held in investments with original maturities of three months or less. Marketable securities consist of investments in agencies of the U.S. government, investment grade corporate notes and other investments with original maturities of greater than three months. The Company has classified all cash equivalents and marketable securities as available-for-sale securities, which are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity.

    The Company invests its cash equivalents and marketable securities with institutions that have strong credit ratings. The Company has developed guidelines relative to investment risk and liquidity.

    All product revenues, substantially all collaborative research revenues and substantially all accounts receivable are derived from two customers.

                                  FOCAL, INC.

                               DECEMBER 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of financial instruments held by the Company, which include cash, cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market using estimated standard costs.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 3-5 years. Property and equipment under capital leases are amortized using the straight-line method over the lease term, typically 4 years.

REVENUE RECOGNITION

    Revenues from collaborative research agreements are recognized over the contract life. Revenue from non-refundable, up-front, license and milestone payments not specifically tied to a separate earnings process, are recognized ratably over the term of the research contract. When payments are specifically tied to a separate earnings process and when considered appropriate, revenue is recognized when earned. In addition, when appropriate, the Company recognizes revenue from certain research payments based on the level of research services performed during the contract or over the term of the agreement. Payments received in advance of research performed are designated as deferred revenue. Reimbursable expenses incurred or milestones achieved but not yet reimbursed are designated as contract revenues receivable.

    Product revenues are recognized only when the contract is signed, the product has been shipped and all obligations have been delivered to the customer, the fee is fixed and determinable, and collection is probable (see
Note 8).

RESEARCH AND DEVELOPMENT COSTS AND PATENT COSTS

    All research and development costs, including the cost of acquiring patents and licensing fees paid in connection with university technology licensing agreements, are expensed as incurred.

STOCK BASED COMPENSATION

    The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" and related interpretations. The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS 123).

                                  FOCAL, INC.

                               DECEMBER 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities as well as net operating loss carryforwards and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

BASIC AND DILUTED NET LOSS PER SHARE

    Basic and diluted net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares to be issued upon exercise of stock options are anti-dilutive for all periods presented.

RECLASSIFICATIONS

    Certain reclassifications have been made in the accompanying financial statements in order to conform to the 2000 presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1998, the Financial Accounting Standards Board issued Statement No. 133, "ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES", which was amended by FAS 137 and FAS 138, which requires the adoption of FAS 133 by Focal in the first quarter of 2001. Focal does not expect the implementation of this statement to have a significant impact on its results of operations or financial position.

    Effective in the fourth quarter of 2000, Focal changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin
(SAB) No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS." Previously, Focal had recognized revenue relating to non-refundable, up-front, license and milestone payments and certain research funding payments from its strategic partners in accordance with the contract. Under the new accounting method adopted retroactively to January 1, 2000, Focal now recognizes revenue from non-refundable, up-front, license and milestone payments not specifically tied to a separate earnings process, ratably over the term of the research contract or the distribution arrangement. When payments are specifically tied to a separate earnings process and when considered appropriate, revenue is recognized when earned. In addition, when appropriate, Focal recognized revenue from certain research payments based upon the level of research services performed during the research contract or over the term of the agreement. The cumulative effect of the change in accounting principle resulted in a charge to income of $5.6 million, which is included in the loss for the year ended December 31, 2000. The pro forma amounts presented in the consolidated statements of operations were calculated assuming the accounting change was made retroactively to the prior periods presented. Included in revenue for the year ended
December 31, 2000 is $800,000 of revenue relating to the adoption of SAB 101. The amount of revenue to be recognized in future years that is included in the cumulative effect of the change in accounting principle is $800,000 for each of

                                  FOCAL, INC.

                               DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the next six years. After giving effect to the implementation of SAB 101, Focal had a net loss of $19,076,598 or $1.30 per share for the year 2000.

2.  MARKETABLE SECURITIES

    Available-for-sale marketable securities consisted of the following:

                                                                   DECEMBER 31, 1999
                                                   -------------------------------------------------
                                                                  GROSS        GROSS
                                                                UNREALIZED   UNREALIZED   ESTIMATED
                                                      COST        GAINS        LOSSES     FAIR VALUE
                                                   ----------   ----------   ----------   ----------
Corporate notes due within one year..............  $4,707,503     $8,339           --     $4,715,842
                                                   ----------     ------       ------     ----------
Total debt securities included in marketable
  securities.....................................  $4,707,503     $8,339           --     $4,715,842
                                                   ==========     ======       ======     ==========

                                                                   DECEMBER 31, 2000
                                                   -------------------------------------------------
                                                                  GROSS        GROSS
                                                                UNREALIZED   UNREALIZED   ESTIMATED
                                                      COST        GAINS        LOSSES     FAIR VALUE
                                                   ----------   ----------   ----------   ----------
Corporate notes (maturing in 2025)...............  $  199,999     $1,319           --     $  201,318
                                                   ----------     ------       ------     ----------
Total debt securities included in marketable
  securities.....................................  $  199,999     $1,319           --     $  201,318
                                                   ==========     ======       ======     ==========

    Amortized cost basis was used in computing the cost of marketable securities sold.

3.  INVENTORIES

    Inventories consist of the following at December 31:

                                                          1999         2000
                                                       ----------   ----------
Purchased parts and subassemblies....................  $  146,906   $1,443,572
Work in process......................................   1,265,623      321,006
Finished goods.......................................     161,405      217,442
                                                       ----------   ----------
                                                       $1,573,934   $1,982,020
                                                       ==========   ==========

                                  FOCAL, INC.

                               DECEMBER 31, 2000

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31:

                                                          1999         2000
                                                       ----------   ----------
Leasehold improvements...............................  $1,187,801   $1,216,569
Laboratory equipment.................................   5,530,008    5,511,712
Office equipment, computers and software.............     897,351    1,009,382
Furniture and fixtures...............................     626,793      640,803
                                                       ----------   ----------
                                                       $8,241,953   $8,378,465
Less accumulated depreciation and amortization.......   5,370,919    6,259,839
                                                       ----------   ----------
                                                       $2,871,034   $2,118,626
                                                       ==========   ==========

5.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following at December 31:

                                                          1999         2000
                                                       ----------   ----------
Accrued university research funding and outside
  services...........................................  $  687,167   $    6,883
Accrued payroll and related expenses.................     620,145      460,358
Accrued professional fees............................     250,492      347,140
Accrued other........................................   1,056,071    1,386,876
                                                       ----------   ----------
                                                       $2,613,875   $2,201,257
                                                       ==========   ==========

6.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

    In 1997, the Board of Directors of the Company adopted a Preferred Shares Rights Agreement (the "Rights Plan") designed to protect shareholders from unsolicited attempts to acquire the Company on terms that do not maximize stockholder value. In connection with the Rights Plan, the Board of Directors will designate a certain number of shares of the Company's preferred stock as Series A Participating Preferred Stock. Under the Rights Plan, a right to purchase one one-thousandth of one share of the Series A Preferred Stock (the "Rights") will be distributed as a dividend for each share of common stock. The terms of the Rights Plan provide that the Rights will become exercisable upon the earlier of the tenth day after any person or group acquires 15% or more of the Company's outstanding common stock or the tenth business day after any person or group commences a tender or exchange offer which would, if completed, result in the offer or owning 15% or more of the Company's outstanding common stock. The Rights may generally be redeemed by action of the Board of Directors at $.001 per Right at any time prior to the tenth day following the public announcement that any person or group has acquired 15% or more of the outstanding common stock of the Company. The

                                  FOCAL, INC.

                               DECEMBER 31, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
Rights expire on January 28, 2007. The Rights have certain anti-takeover effects in that they would cause substantial dilution to the party attempting to acquire the Company. In October 1999, the Board of Directors approved an amendment to the Rights Plan, which provides that certain purchases of voting stock by Genzyme Biosurgery Corporation will not trigger the exercisability of the Rights under the Rights Plan.

    In certain circumstances, the Rights allow the Company's stockholders to purchase the number of shares of the Company's common stock having a market value at the time of the transaction equal to twice the exercise price of the Rights, or in certain circumstances, the stockholders would be able to acquire that number of shares of the acquirer's common stock having a market value, at the time of the transaction, equal to twice the exercise price of the Rights. The Company will continue to issue Rights with future issuances of common stock.

WARRANTS

    Prior to the initial public offering, the Company granted warrants to secure lease financing, to raise capital, to obtain letters of credit and as a form of compensation to various consultants. At December 31, 2000, the Company has common stock warrants outstanding covering 43,782 shares at exercise prices ranging from $5.66 to $12.03 per share expiring at various dates through February 2006.

STOCK OPTIONS

    The 1992 Incentive Stock Plan (the "1992 Plan") authorizes the grant of incentive stock options and nonqualified stock options to employees and nonqualified stock options to consultants. A total of 2,600,000 shares have been reserved for issuance under the 1992 Plan. The exercise price of incentive stock options granted under the 1992 Plan may not be less than 100% of the fair market value of the common stock as of the grant date, as determined by the Board of Directors. The exercise price of nonqualified stock options may not be less than 85% of the fair market value of the common stock as of the grant date. Options issued under the 1992 Plan generally have a four-year vesting period, unless otherwise determined by the Board of Directors. The term of stock options granted under the 1992 Plan may not exceed ten years. Subject to the approval of the Board of Directors, the Plan allows option holders the right to immediately exercise outstanding options (both vested and unvested), with the subsequent share issuances being subject to a repurchase option by the Company under certain conditions according to the original vesting schedule and exercise price.

    In May 1999, the Company adopted the 1999 Stock Incentive Plan (the "1999 Plan"). A total of 875,000 shares have been reserved for issuance under the 1999 Plan. The 1999 Plan authorizes the grant of incentive and nonqualified stock options to officers, directors, consultants and advisors of the Company. The Board establishes the exercise price at the time an option is granted and specifies such price in the applicable option agreement. Options issued under the 1999 Plan generally have a four-year vesting period, unless otherwise determined by the Board of Directors. The term of stock options granted under the 1999 Plan may not exceed ten years.

    In February 2000, the Board of Directors approved an increase in the number of shares reserved for issuance under the 1999 Plan from 875,000 shares to 1,525,000 shares. The increase was approved by the Company's shareholders at the May 2000 annual meeting.

                                  FOCAL, INC.

                               DECEMBER 31, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    For certain options granted under the 1992 Plan, the Company recognizes as compensation expense the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of such options over the aggregate exercise price of such options. In connection with these grants, $316,743 and $183,713 of deferred compensation amortization was recorded in the year ended December 31, 1999 and 2000, respectively. There was no compensation expense to be amortized in future periods as of December 31, 2000.

    In January 1997, the Board of Directors approved a program under which directors, executive officers and certain other key employees were permitted to exercise options to purchase 1,494,775 common shares in exchange for four-year notes with an interest rate of 6% per annum as permitted by the 1992 Plan. The notes are full recourse and principal and accrued interest are payable upon the maturity of the note. In October 2000, the Board of Directors approved an extension to the maturity of the notes in the program for an additional 12 months or forgiveness due to change in control. Under certain conditions, the shares are subject to a repurchase option by the Company according to the original vesting schedule. At December 31, 2000, a total of 54,572 shares issued under the 1992 Plan were subject to the Company's repurchase option and $447,745 of notes receivable were outstanding and included in the stockholders' equity section of the accompanying financial statements.

    The 1997 Employee Stock Purchase Plan (the "Purchase Plan") has 200,000 shares of common stock reserved for issuance thereunder. Under the Purchase Plan, eligible employees may purchase common shares at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning of a two year offering period or the end of each six month purchase period included in such offering period. Participation in the offering period is limited to 15% of the employee's compensation or $25,000 in any calendar year. The first offering period commenced in January 1998 and the Purchase Plan will terminate in 2007.

    The 1997 Non-Employee Director Option Plan (the "Director Plan") has 150,000 shares of common stock reserved for issuance thereunder. Effective with the 1998 annual meeting of stockholders and annually thereafter, each nonemployee director is automatically granted a nonstatutory option to purchase 5,000 shares of common stock. The exercise price of each of these options will be equal to the fair market value of the common stock on the date of grant. Each option granted under the Director Plan will vest on a cumulative monthly basis over a four-year period. The Director Plan will terminate in September 2007, unless terminated earlier in accordance with the provisions of the Director Plan.

                                  FOCAL, INC.

                               DECEMBER 31, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    The following table presents the activity of all of the Company's stock plans for the years ended December 31, 1998, 1999 and 2000:

                                         1998                         1999                         2000
                               -------------------------   --------------------------   --------------------------
                                             WEIGHTED                     WEIGHTED                     WEIGHTED
                                             AVERAGE                      AVERAGE                      AVERAGE
                               OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                               --------   --------------   ---------   --------------   ---------   --------------
Outstanding at beginning of
  year.......................  497,267         $4.42         780,362        $7.55       1,723,274        $5.53
Granted......................  394,778          9.87       1,171,392         4.40       1,017,816         2.83
Exercised....................  (92,578)         1.26         (53,675)        1.66         (39,264)        2.62
Canceled.....................  (19,105)         4.66        (174,805)        8.18        (423,938)        5.93
                               -------         -----       ---------        -----       ---------        -----
Outstanding at end of year...  780,362         $7.55       1,723,274        $5.53       2,277,888        $4.30
                               =======         =====       =========        =====       =========        =====
Options exercisable at end of
  year.......................  189,439         $5.07         310,721        $6.27         912,622        $5.07
                               =======         =====       =========        =====       =========        =====
Weighted average fair value
  per share of options
  granted during the year....                  $5.84                        $2.55                        $2.47
                                               =====                        =====                        =====

    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 2000:

                                    OPTIONS OUTSTANDING
                            ------------------------------------    OPTIONS EXERCISABLE
                                           WEIGHTED                ----------------------
                                            AVERAGE     WEIGHTED                 WEIGHTED
                                           REMAINING    AVERAGE                  AVERAGE
                              NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES    OUTSTANDING   LIFE (YRS.)    PRICE     EXERCISABLE    PRICE
------------------------    -----------   -----------   --------   -----------   --------
$0.0000 - $1.7500.........      54,560        5.91       $1.19        47,469      $1.17
$2.5000 - $2.5000.........     846,500        9.71       $2.50       161,965      $2.50
$2.5940 - $4.0625.........     307,154        8.55       $3.81       148,275      $3.87
$4.3750 - $4.3750.........     660,000        8.97       $4.38       291,874      $4.38
$4.6875 - $18.0000........     409,674        7.77       $8.67       263,039      $8.80
                             ---------                               -------
                             2,277,888                               912,622
                             =========                               =======

FAS 123 DISCLOSURES

    If the compensation cost for the option plans had been determined based on the fair value at the grant date for grants in 1998, 1999 and 2000, consistent with the provisions of FAS 123, the pro forma

                                  FOCAL, INC.

                               DECEMBER 31, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
net loss and net loss per share for 1998, 1999 and 2000, would be as follows (in thousands except per share amounts):

                                           1998                      1999                      2000
                                  -----------------------   -----------------------   -----------------------
                                  AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                  -----------   ---------   -----------   ---------   -----------   ---------
Net loss........................    $(13,407)   $(14,121)     $(16,841)   $(17,914)     $(19,077)   $(20,568)
Basic and diluted net loss per
  share.........................    $  (1.01)   $  (1.06)     $  (1.24)   $  (1.32)     $  (1.30)   $  (1.40)

    The fair value of options and warrants issued at the date of grant were estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                    OPTIONS GRANTED
                                                             ------------------------------
                                                               1998       1999       2000
                                                             --------   --------   --------
Expected life (years)......................................    5.0        5.0        5.0
Interest rate..............................................    4.5        6.4        6.5
Volatility.................................................     66%        60%       130%

    The Company has never declared nor paid dividends on any of its capital stock and does not expect to do so in the foreseeable future.

    The effects on 1998, 1999 and 2000 pro forma net loss and net loss per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only two, three and four years, respectively, of option grants under the Company's plans.

COMMON STOCK RESERVED FOR ISSUANCE

    At December 31, 2000, the Company has reserved 2,321,670 shares of common stock for issuance upon the exercise of all outstanding warrants and options authorized under the Company's various stock plans.

7.  COMMITMENTS

    The Company has a ten-year lease agreement expiring in 2004 for its principal facility. In connection with this lease, the lessor funded approximately $4,367,000 of leasehold improvements which are reimbursed as part of the minimum lease payments. The Company has certain options to purchase the building and the leasehold improvements.

    The Company leases the majority of its equipment, furniture and fixtures under capital leases. Included in property and equipment at December 31, 1999 and 2000, respectively, were assets with a cost basis of $7,994,045 and $8,111,464 acquired under capital leases. Accumulated amortization as of December 31, 1999 and 2000, respectively, related to these assets was $5,229,830 and $5,400,476. Amortization of assets under capital leases are included with depreciation and amortization in the accompanying financial statements.

                                  FOCAL, INC.

                               DECEMBER 31, 2000

7.  COMMITMENTS (CONTINUED)
    As of December 31, 2000, the Company's minimum lease payments under capital and operating leases are as follows:

                                                                     BUILDING
                                                        CAPITAL     OPERATING
                                                         LEASES       LEASE
                                                       ----------   ----------
2001.................................................  $  762,782   $1,147,974
2002.................................................     500,780    1,147,974
2003.................................................     204,580    1,147,974
2004.................................................       8,317      860,980
Thereafter...........................................          --           --
                                                       ----------   ----------
Total minimum lease payments.........................   1,476,459   $4,304,902
                                                                    ==========
Less interest........................................     137,103
                                                       ----------
Present value of minimum lease payments..............   1,339,356
Less capital lease obligations due within one year...     688,828
                                                       ----------
Capital lease obligations--long-term portion.........  $  650,528
                                                       ==========

    Total rent expense was $1,114,389, $1,126,917 and $1,046,811 in 1998, 1999,
and 2000, respectively.

    The Company has a lease commitment totaling $1.5 million from a leasing company for the financing of equipment and leasehold improvements. Under this agreement, the term for financing equipment purchases and leasehold improvements is 48 months and 36 months, respectively. The interest rate is established as of the commencement date for each new drawdown, based on a treasury security index, and is fixed for the term of the financing. There is a fixed percentage buy-out provision at the end of the lease period. The lease financings are collateralized by the equipment and leasehold improvements being financed. As of December 31, 2000, there were $1,339,000 in outstanding borrowings under this financing arrangement. There are no financial covenants in connection with this lease financing.

    In September 2000, the Company entered into a sublease agreement with TruExchange, Inc. to sublease 8,000 square feet of space for $24,027 per month. In October 2000, the Company entered into a sublease agreement with Lexigen Pharmaceuticals Corp. to sublease 3,360 square feet of space for $9,800 per month.

8.  RESEARCH AND DEVELOPMENT, LICENSING AND MARKETING AND DISTRIBUTION
    AGREEMENTS

    In October 1999, the Company entered into a Marketing and Distribution Agreement with Genzyme Biosurgery (formerly Genzyme Surgical Products), a division of Genzyme Corporation. Genzyme Biosurgery was granted exclusive marketing and distribution rights to Focal's surgical sealant products for lung surgery, cardiovascular surgery and gastrointestinal surgery in North America. The Company retained manufacturing rights to these products. Under the terms of the agreement, the Company will be reimbursed for its cost of manufacturing product plus 50% of the gross margin generated from Genzyme Biosurgery's sales of the Company's sealant products to customers. The term of the agreement is for ten years, with two five-year renewal options which are automatic if Genzyme

                                  FOCAL, INC.

                               DECEMBER 31, 2000

8. RESEARCH AND DEVELOPMENT, LICENSING AND MARKETING AND DISTRIBUTION AGREEMENTS (CONTINUED)
Biosurgery meets certain minimum performance standards. In addition to the Marketing and Distribution Agreement, in October 1999 Focal and Genzyme Biosurgery also entered into a Stock Purchase Agreement, with up to $20.0 million in purchases of the Company's common stock committed by Genzyme Biosurgery over a twenty month period, subject to certain specified conditions. The first $5.0 million purchase was made by Genzyme Biosurgery in November 1999, with Genzyme Biosurgery purchasing approximately 810,000 shares at a 25% premium to the ten day average trading price of the Company's common stock prior to the investment. The second $5.0 million purchase was made by Genzyme Biosurgery in April 2000, with Genzyme Biosurgery purchasing approximately 614,000 shares at the twenty day average trading price of the Company's common stock prior to the investment. The third $5.0 million investment was made by Genzyme Biosurgery in January 2001, with Genzyme Biosurgery purchasing approximately 2.4 million shares at the twenty day average trading price of the Company's common stock prior to the investment. At Focal's option, one additional $5.0 million investment will be made by Genzyme Biosurgery. The final investment of $5.0 million may be called by Focal in the second quarter of 2001, subject to the satisfaction of closing conditions. The final investment will be priced based upon the twenty day trading average of the Company's stock.

    In January 1997, the Company entered into a distribution and licensing agreement with the Ethicon, Inc. division of Johnson & Johnson ("Ethicon") for the research, development and commercialization of the Company's surgical sealant products. Ethicon received marketing rights to all territories outside North America in exchange for (a) a one-time, nonrefundable payment to the Company for past research and development expenditures; (b) fixed quarterly funding for two years to be applied toward future research and development costs; (c) funding of certain additional research and development expenses;
(d) payments upon achievement of specific milestones; and (e) specified percentages of product sales, if any, representing a combined royalty and product cost payment. The Company retained worldwide manufacturing rights and North American marketing rights. The term of the Ethicon Agreement extends until January 2007, subject to one-year extensions at Ethicon's discretion. In addition, Ethicon may terminate the agreement at any time upon 12 months' prior written notice with or without cause. In August 1998, the Ethicon Agreement was expanded to include research and development funding for a cardiovascular sealant which Ethicon subsequently elected not to fund.

    The Company has collaborative research agreements and technology licensing agreements with certain universities. The Company has worldwide exclusive licenses to the technologies developed under these agreements, in exchange for funding certain research and payment of licensing fees and royalties on applicable product sales. Research and development expense and licensing fees incurred under these agreements during the years ended December 31, 1998, 1999, and 2000, totaled $150,000, $134,000 and $355,000, respectively. In connection with these agreements, the Company has no research funding commitments at December 31, 2000.

9.  INCOME TAXES

    Due to net losses incurred by the Company in each year since its inception, no provision for income taxes has been recorded. At December 31, 2000, the Company had federal and state tax net operating loss carryforwards of approximately $86.1 and $51.0 million, respectively, and federal and

                                  FOCAL, INC.

                               DECEMBER 31, 2000

9.  INCOME TAXES (CONTINUED)
state research and development tax credit carryforwards of approximately $4.4 million which expire at various times through 2020.

    Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                       1999           2000
                                                   ------------   ------------
Deferred tax assets:
  Net operating losses...........................  $ 27,418,000   $ 32,341,000
  Research and development tax credits...........     4,067,000      4,390,000
  Other..........................................       709,000      2,652,000
                                                   ------------   ------------
                                                     32,194,000     39,383,000
  Valuation allowance............................   (32,194,000)   (39,383,000)
                                                   ------------   ------------
Net deferred tax assets..........................  $         --   $         --
                                                   ============   ============

    For financial reporting purposes, a valuation allowance has been provided since realization of such deferred tax assets is uncertain. The valuation allowance increased by $7,189,000 during 2000, due primarily to the increase in tax credits and net operating loss carryforwards. The future utilization of the net operating loss carryforwards may be subject to limitations under the change in stock ownership provisions of the Internal Revenue Code.

10.  RELATED PARTY TRANSACTIONS

    In connection with an employment agreement, interest-bearing loans aggregating $120,000 were made to an officer of the Company. Principal and accrued interest on this loan were paid in full during 1998. Other officer and nonofficer employee notes receivable, certain of which notes contain similar repayment terms as those described above, are outstanding and included in notes receivable from related parties in the accompanying financial statements.

11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The quarterly information for the first three quarters of 2000 reflect the quarters as previously reported prior to the adoption of SAB 101. In 2000, the "as restated" quarterly amounts represent the quarterly information restated for the retroactive adoption of SAB 101 to January 1, 2000, as noted in the column headings. Focal increased the inventory reserve due to high levels of inventory--resulting in a charge to cost of product revenues of $737,000 in the fourth quarter of 2000. The 1999 quarterly information is as previously reported.

                                  FOCAL, INC.
                            STATEMENT OF OPERATIONS

                                                                                                                     FOURTH QUARTER
                                                                                                                         ENDED
                            FIRST QUARTER ENDED            SECOND QUARTER ENDED           THIRD QUARTER ENDED         DECEMBER 31,
                               MARCH 31, 2000                 JUNE 30, 2000                SEPTEMBER 30, 2000             2000
                        ----------------------------   ----------------------------   ----------------------------   --------------
                        AS PREVIOUSLY        AS        AS PREVIOUSLY        AS        AS PREVIOUSLY        AS              AS
                          REPORTED        RESTATED       REPORTED        RESTATED       REPORTED        RESTATED        REPORTED
                        -------------   ------------   -------------   ------------   -------------   ------------   --------------
STATEMENT OF
  OPERATIONS:
REVENUES:
  Collaborative
    Revenues..........            --         200,000         17,212         217,212         33,083         233,083         224,080
  Product Revenues....       237,366         237,366        397,072         397,072        486,872         486,872         598,258
                        ------------    ------------   ------------    ------------   ------------    ------------    ------------
    Total Revenues....       237,366         437,366        414,284         614,284        519,955         719,955         822,338
                        ------------    ------------   ------------    ------------   ------------    ------------    ------------
    Total costs and
      expenses........     4,486,111       4,486,111      3,805,955       3,805,955      3,684,951       3,684,951       4,977,019
    Total other
      (income)
      expense.........      (606,906)       (606,906)      (129,379)       (129,379)      (112,394)       (112,394)        (33,816)
                        ------------    ------------   ------------    ------------   ------------    ------------    ------------
Net loss before
  cumulative effect of
  change in accounting
  principle...........    (3,641,839)     (3,441,839)    (3,262,292)     (3,062,292)    (3,052,602)     (2,852,602)     (4,119,865)
                        ------------    ------------   ------------    ------------   ------------    ------------    ------------
Cumulative effect of
  change in accounting
  principle...........            --      (5,600,000)            --              --             --              --              --
                        ------------    ------------   ------------    ------------   ------------    ------------    ------------
Net Loss..............    (3,641,839)   $ (9,041,839)  $ (3,262,292)   $ (3,062,292)  $ (3,052,602)   $ (2,852,602)   $ (4,119,865)
                        ============    ============   ============    ============   ============    ============    ============
Basic and diluted per
  share...............  $      (0.26)   $      (0.64)  $      (0.22)   $      (0.21)  $      (0.20)   $      (0.19)   $      (0.28)
Weighted average
  shares, basic and
  diluted.............    14,235,994      14,235,994     14,777,506      14,777,506     14,900,436      14,900,436      14,707,345


                        FIRST QUARTER   SECOND QUARTER   THIRD QUARTER    FOURTH QUARTER
                            ENDED           ENDED            ENDED            ENDED
                          MARCH 31,        JUNE 30,      SEPTEMBER 30,     DECEMBER 31,
                            1999             1999             1999             1999
                        -------------   --------------   --------------   --------------
STATEMENT OF
  OPERATIONS:
REVENUES:
  Collaborative
    Revenues..........       608,160           94,238           18,236        1,051,983
  Product Revenues....       717,832          679,268           12,986           12,833
                        ------------     ------------     ------------     ------------
    Total Revenues....     1,325,992          773,506           31,222        1,064,816
                        ------------     ------------     ------------     ------------
    Total costs and
      expenses........     5,659,696        5,968,223        4,536,854        4,580,898
    Total other
      (income)
      expense.........      (250,970)        (195,162)        (138,859)        (123,906)
                        ------------     ------------     ------------     ------------
Net loss before
  cumulative effect of
  change in accounting
  principle...........    (4,082,734)      (4,999,555)      (4,366,773)      (3,392,176)
                        ------------     ------------     ------------     ------------
Cumulative effect of
  change in accounting
  principle...........            --               --               --               --
                        ------------     ------------     ------------     ------------
Net Loss..............  $ (4,082,734)    $ (4,999,555)    $ (4,366,773)    $ (3,392,176)
                        ============     ============     ============     ============
Basic and diluted per
  share...............  $      (0.30)    $      (0.37)    $      (0.32)    $      (0.24)
Weighted average
  shares, basic and
  diluted.............    13,391,484       13,407,029       13,441,931       13,961,920

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